Exhibit 10.1

FuelCell Energy

3 Great Pasture Road

Danbury, CT 06810

www.fuelcellenergy.com

December 16, 2020

Enbridge Inc.
3000, 425 — 1 Street SW
Calgary, AB
T2P 3L8

Re:  Payoff Letter - Class A Preferred Shares of FCE FuelCell Energy Ltd. (“FCE Canada”)

Ladies and Gentlemen:

Reference is made to the Class A Preferred Shares of FCE Canada (the “Obligation”) registered in the name of Enbridge Inc. (“Enbridge”); the Guarantee, dated May 27, 2004, made by FuelCell Energy, Inc. (“FuelCell”) in favor of Enbridge, as amended by the Guarantee Amending Agreement dated April 1, 2011 and effective as of January 1, 2011 between FuelCell and Enbridge (the “Guarantee”); and the letter agreement dated January 20, 2020 between FuelCell, FCE Canada and Enbridge (the “Letter Agreement”).

As of December 31, 2020, the amounts owed to Enbridge under the Obligation are as follows:

FCE Canada does not have the cash required to meet the Obligation under the terms of the Class A Preferred Shares. Accordingly, FuelCell confirms that it intends to make such payment due to Enbridge on or before December 31, 2020 under the Guarantee.

The parties hereto acknowledge and agree that the amounts detailed above represent full and final satisfaction of the Obligation to Enbridge under the Class A Preferred Shares of FCE Canada. Concurrent with such payment by FuelCell, Enbridge shall surrender its shares and shall be removed from the share register of FCE Canada and such transaction shall be deemed to have occurred on December 31, 2020.

Each of the parties hereto, on behalf of itself and each of its affiliates and subsidiaries, agrees that, upon the payoff of the Obligation as provided herein and in the terms of the Class A Preferred Shares, each party, on behalf of itself and each of its affiliates and subsidiaries, releases each of the other parties hereto and their respective affiliates and subsidiaries and their respective officers, directors, managers, employees, shareholders, members, agents, attorneys and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which such party ever had, nor has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Obligation, the Guarantee or the Letter Agreement or any documents, agreements, dealings or other matters connected with any of the foregoing.  Without limiting the generality of the foregoing, each party hereto, on behalf of itself and each

December 16, 2020

of its affiliates and subsidiaries, hereby waives the provisions of any statute or doctrine to the effect that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing the release.

This payoff letter shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of the Province of Alberta with respect to any matter relating to the execution, validity or construction of this payoff letter or the exercise of any right or the enforcement of any obligation arising hereunder.

Very truly yours,

FuelCell Energy, Inc.

By: /s/ Michael S. Bishop

Name: Michael S. Bishop

Title:  EVP, Chief Financial Officer

Accepted and agreed to by FCE FuelCell Energy, Ltd. on December 16, 2020

FCE FuelCell Energy, Ltd.

By: /s/ Michael S. Bishop

Name: Michael S. Bishop

Title:  Director

Accepted and agreed to by Enbridge Inc. on December 17, 2020

Enbridge Inc.

By: /s/ Matthew Akman

Name: Matthew Akman

Title:  SVP Corporate Strategy and Power